UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 3, 2007

Natrol, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24567	95-3560780
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer Identification No.)

21411 Prairie Street, Chatsworth, California 91311

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (818) 739-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2007, our board of directors, upon the recommendation of the compensation committee, approved the 2007 Bonus Incentive Compensation Plan and an amendment to the Change of Control Bonus Plan for Senior Executives.

2007 Bonus Incentive Compensation Plan.

Under the 2007 Bonus Incentive Compensation Plan, regular salaried employees selected by the compensation committee are eligible to participate in the bonus plan.  Our executive officers (including our named executive officers) and certain or our other officers are eligible to participate in the bonus plan in Tier I.  Department directors, other senior employees and supervisors are eligible to participate in the bonus plan in Tiers II, III and IV.  Each bonus plan participant is eligible to receive a cash bonus equal to a percentage of his or her base salary as follows:

Participants	Eligible Bonus
• Tier I participants (including our named executive officers)	25.0% of base salary
• Tier II participants	12.5% of base salary
• Tier III participants	7.5% of base salary
• Tier IV participants	5.0% of base salary

Our current named executive officers, their title and 2007 base salaries are as follows:

Name	Title	2007 Base Salary

Wayne M. Bos	President and Chief Executive Officer	$832,000

Elliott Balbert	Executive Chairman	$624,000

Craig D. Cameron	Chief Operating Officer	$390,000

Dennis R. Jolicoeur	Chief Financial Officer, Treasurer and Executive Vice President	$286,000

Steven S. Spitz	Vice President and General Counsel	$260,000

Michael S. Surmeian	Vice President of Sales	$208,000

Under the bonus plan, participants are eligible to receive cash bonuses based on our corporate earnings for 2007, subject to adjustment for any unusual and/or non-recurring significant revenue or expenses that the compensation committee believes should be considered for exclusion for determination of cash bonuses to be paid.  The compensation committee will consider these occurrences and decide whether the resulting impact on earnings should be excluded or included from our results of operations.

The 2007 target to receive 100% of the eligible bonus is $5,100,000 in corporate earnings before bonuses, interest and income taxes.  The threshold amount of corporate earnings for payment of a bonus is $2,000,000 (no bonuses will be awarded if our corporate earnings are less than $2,000,000).  At $2,000,000 in corporate earnings, 33% of the 100% eligible bonus would be earned.  From $2,000,001 to $5,100,000 the remaining 67% of the 100% eligible bonus would be proportionally earned.  Above the target of $5,100,000, 20% of our corporate earnings would be earmarked for cash bonuses on a pro-rata basis up to a cap of 200% of the eligible bonus amount.

If we achieve corporate earnings of $5,100,000 in 2007 enabling us to pay participants 100% of the eligible bonus, participants would be eligible to receive aggregate cash bonuses of approximately $1.0 million.

Amendment to Change of Control Bonus Plan for Senior Executives.

We currently have a Change of Control Bonus Plan that provides for payment of one year’s base salary to Messrs. Jolicoeur, Spitz and Surmeian upon a change in control of the company.  No other executive officers are eligible to participate under the change of control bonus plan.  A change of control consists of, among other things, the sale of all or substantially all of our assets or a merger or other transaction whereby a majority of the voting power of our common stock is transferred to an unrelated person or entity.

Our board of directors, upon recommendation of the compensation committee, approved an amendment to the change of control bonus plan so that a bonus payment will only be paid if:

•                  there is a change of control involving the company; and

•                  the executive either is either (1) terminated within eighteen (18) months of the change of control or (2) the company relocates its present offices outside of Los Angeles County and the executive is asked and/or required to move in order to perform his duties.

The 2007 Bonus Incentive Compensation Plan and a summary of the amendment to Change of Control Bonus Plan for Senior Executives are attached hereto as Exhibits 10.17 and 10.18.

Item 9.01       Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Exhibit Description

10.17	Natrol, Inc. 2007 Bonus Incentive Compensation Plan

10.18	Summary of Amendment to Change of Control Bonus Plan for Senior Executives

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2007	NATROL, INC.

	By:	/s/ Dennis R. Jolicoeur
Dennis R. Jolicoeur
Chief Financial Officer, Treasurer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.17	Natrol, Inc. 2007 Bonus Incentive Compensation Plan

10.18	Summary of Amendment to Change of Control Bonus Plan for Senior Executives